                                        AMERICAN CONSUMERS, INC.
                                   NET INCOME (LOSS) PER COMMON SHARE

                                               EXHIBIT 11


                                                  THIRTEEN WEEKS ENDED       THIRTY-NINE WEEKS ENDED
                                               --------------------------  ----------------------------
                                                February 28,    March 1,    February 28,     March 1,
                                                    2004          2003          2004           2003
                                               --------------  ----------  --------------  ------------
Net income (loss) for computing income (loss)
  per common share                             $     (41,738)  $   16,204  $     (84,738)  $      6,439
                                               ==============  ==========  ==============  ============


Weighted average number of common shares
  outstanding during each period                     814,919      818,290        815,082        818,655
                                               ==============  ==========  ==============  ============


Net income (loss) per common share             $      (0.051)  $    0.020  $      (0.104)  $      0.008
                                               ==============  ==========  ==============  ============


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